                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             AMSERV HEALTHCARE INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

          June 2, 1995

                                     AMSERV
                                   HEALTHCARE

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 -----------------------------------------------------------------------------
                    AN URGENT MESSAGE TO AMSERV SHAREHOLDERS

                            DO NOT LET THOMAS CLARKE
                    AND HIS STOCKBRIDGE INVESTMENT PARTNERS
                     DERAIL THE STAR MULTI CARE MERGER AND
                    SEIZE CONTROL OF YOUR COMPANY FOR FREE!

                       SIGN, DATE AND RETURN THE ENCLOSED
                    WHITE REVOCATION OF CONSENT CARD TODAY!

 -----------------------------------------------------------------------------

                                                         March 13, 1996

Dear Fellow AMSERV Shareholder:

As announced earlier this year, on February 9, 1996, AMSERV HEALTHCARE entered into a definitive agreement to merge with Star Multi Care Systems, Inc. after an extensive and lengthy review of potential business combinations. The proposed Star Multi Care merger is the product of extensive efforts by your company and Batchelder & Partners, Inc., our Financial advisor, to maximize the long-term interests of all shareholders.

The substantial advantages that you could realize from such a merger are now endangered, however, by Thomas Clarke and his Stockbridge Investment Partners, Inc., a closely held private company, who are soliciting consents to replace your current Board with their handpicked slate. YOUR BOARD BELIEVES THAT CLARKE WANTS TO DERAIL THE PROPOSED MERGER WITH STAR MULTI CARE SERVICES, INC. IN ORDER TO GAIN CONTROL OF YOUR COMPANY FOR FREE AND THEN WORK A "SWEETHEART" DEAL WITH HIS DEBT RIDDEN WHOLLY-OWNED SUBSIDIARY YORK HANNOVER PHARMACEUTICALS, INC. ("YORK").

YOUR BOARD UNANIMOUSLY OPPOSES THE STOCKBRIDGE SOLICITATION AND STRONGLY URGES YOU NOT TO RETURN ANY BLUE CONSENT CARDS. INSTEAD, PLEASE USE THIS OPPORTUNITY TO MAXIMIZE VALUE FOR ALL SHAREHOLDERS BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE REVOCATION OF CONSENT CARD AND MAILING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

AMSERV HEALTHCARE INC * 3252 Holiday Court, Suite 204 * La Jolla, CA 92037 *
                           (619) 597-1000

                  WHY YOU SHOULD NOT CONSENT TO GIVING AWAY
                         THE VALUE OF YOUR INVESTMENT

Mr. Clarke has long been interested in combining York with AMSERV as part of his fancifully titled "Stockbridge Plan." In furtherance of that goal, he has been regularly threatening to remove your Board for over a year. Last October the Board invited Stockbridge to participate on a fair and equal basis with other interested parties in a comprehensive review of potential business combinations, described in detail in the attached Revocation of Consent Statement. Your Board determined that the proposed Star Multi Care merger was the most advantageous to all shareholders and rejected Mr. Clarke's proposal as inferior.

Now Mr. Clarke's Stockbridge group is once again attempting to remove your Board. HE IS NOT OFFERING ANY ECONOMIC ALTERNATIVE TO THE STAR MERGER NOR ANY PREMIUM FOR TURNING CONTROL OF YOUR COMPANY OVER TO HIS NOMINEES. We believe his underlying objective is to seize control of your company without paying a cent, and then to finally achieve his long sought combination of AMSERV with one of his privately held companies. Despite the fact that, as stated in their Consent Statement, Stockbridge intends to employ two members of its group (Mr. Clarke and Mr. Cummings) as executive officers of AMSERV should they seize control, they state that they do not plan on instituting any special policies with regard to conflicts of interest: I.E., THEY INTEND TO ESTABLISH NO SAFEGUARDS AGAINST SELF-DEALING.

                    MAXIMIZE THE VALUE OF YOUR INVESTMENT

In contrast to the lack of economic value proffered by Stockbridge, the proposed merger with Star Multi Care is far more advantageous to all shareholders for a number of compelling reasons:

* VALUE FOR YOUR AMSERV SHARES

Under the terms of the agreement, AMSERV shareholders will receive, through a tax-free share swap, one share of Star common stock for each 2.445 shares of AMSERV common stock, which represents a premium for AMSERV shareholders based on the closing prices on January 5, 1996, for AMSERV and Star stock.

* STAR'S TRACK RECORD -- REVENUES

Star is a public company with current estimated revenues for fiscal 1996 of $35 million. Star is a primary provider of proprietary, custodial and high-tech home healthcare services throughout the New York City metropolitan area, upstate New York and southeastern Florida.

York, the entity whom Stockbridge proposed to merge with AMSERV, is a small private company with no business operations and whose only revenue stream derives from a minority interest in a limited partnership with no meaningful historical operations or audited financial statements. According to a leading credit service, for the year ended December 31, 1995, York's sales were only $2,780,095, Net Loss was $535,970, and debt totalled $2,179,876.

* STAR'S TRACK RECORD -- MANAGEMENT

As illustrated by Star's fifteen consecutive quarters of increased earnings, Star's management team has a proven track record in the home care industry. As a result, Star's stock has maintained a strong price-earnings ratio in relation to the health-care industry. Upon consummation of the merger with Star, AMSERV would be a wholly-owned subsidiary of Star and would be managed by the current management of Star. In the past year, Star's stock price has appreciated 82% (increasing from 3-9/16 on March 6, 1995 to 6-l/2 on March 6, 1996).

The Stockbridge nominees, on the other hand, have little or no experience as officers or directors of public companies, especially those in the home care industry.

* STRATEGIC SYNERGIES

The similarities of Star's and AMSERV's line of business and geographic locations will prove to be of strategic benefit to the combined company.

* Cost Savings

Significant cost savings should ensue from the closure of AMSERV's corporate office and the related reduction of corporate personnel because of Star's capability to absorb these duplicate functions, which York cannot do.

BECAUSE YOUR BOARD BELIEVES IT IN THE BEST INTEREST OF ALL SHAREHOLDERS TO PROCEED WITH THE MERGER WITH STAR, WE URGE YOU NOT TO SIGN ANY BLUE CONSENT CARD YOU MAY RECEIVE FROM STOCKBRIDGE AND TO REVOKE ANY BLUE CONSENT CARD THAT YOU MAY HAVE PREVIOUSLY RETURNED.

IF YOU HAVE PREVIOUSLY RETURNED A BLUE CONSENT CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND AND REVOKE YOUR CONSENT BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE REVOCATION OF CONSENT CARD TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Even if you have not previously returned a blue consent card to Clarke's group, you may sign and return a WHITE revocation of consent card to AMSERV, which would assist us in monitoring the progress of the Stockbridge solicitation.

Thank you for your support on behalf of all AMSERV shareholders and your Board of Directors.

Sincerely,

Eugene J. Mora
Chairman of the Board
Chief Executive Officer

-----------------------------------------------------------------------------
                    If your shares of Common Stock are held
                    in the name of a bank or brokerage firm, only that firm can execute a revocation of consent on your behalf.

        Please contact the person responsible for your account and give instructions for a WHITE revocation of consent card
                   to be voted REVOKING CONSENT on all items.

      If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

                            GEORGESON & COMPANY INC.
                           TOLL FREE: 1-800-223-2064
                       BANKS & BROKERS CALL: 212-440-9800

               INTERNET: World Wide Web http://www.georgeson.com

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
                                  [AMSERV LOGO]

NEWS RELEASE

                                                    AMSERV HEALTHCARE INC.
For immediate release.                                   Contact: Gene Mora
                                                                  President
                                                                  619-597-1000
                                                                  Extension 210

                             AMSERV HEALTHCARE INC.
             DENOUNCES STOCKBRIDGE INVESTMENT PARTNERS, INC. LAWSUIT

San Diego, California, March 4, 1996 -- AMSERV HEALTHCARE INC. (NASDAQ: AMSR)

AMSERV HEALTHCARE INC. ("AMSERV") announced today that it will vigorously defend itself against a lawsuit filed in U.S. District Court, District of Massachusetts, on February 23, 1996, by Stockbridge Investment Partners, Inc. ("Stockbridge"), a closely-held private company. The lawsuit alleges that AMSERV breached the October 18, 1996 Agreement between the two companies whereby Stockbridge agreed to participate on a fair and equitable basis in a process announced last October by AMSERV's Board of Directors, to consider potential business combinations in order to enhance shareholder value. That process resulted in the signing of an Agreement and Plan of Merger with Star Multi Care Services, Inc. ("Star", NASDAQ: SMCS) on February 9, 1996.

"The lawsuit alleges that Stockbridge was treated unfairly for a number of reasons which are either inaccurate or based on erroneous assumptions," said Gene Mora, President and CEO of AMSERV. "As an example, according to the lawsuit, AMSERV `never indicated an amount by which [Stockbridge's] proposal would have to be increased in order to exceed other offers received'. Stockbridge's definition of fair treatment means giving preferential treatment to Stockbridge."

Mr. Mora commented further, "This lawsuit is totally without merit. The Board of Directors considered all proposals equally and fairly, accepted Star's as the most advantageous to all shareholders, and rejected Stockbridge's proposal as inferior. To further its own interests, Stockbridge continues to try to play the spoiler, to the detriment of other AMSERV shareholders, by forcing the Company to defend itself against this frivolous lawsuit."

AMSERV also announced a new record date of February 29, 1996, in response to a notice by York Hannover Pharmaceuticals, Inc., a wholly-owned subsidiary of Stockbridge, of intention to act by written consent to replace the current Board of Directors, which supersedes the January 29, 1996, record date announced on January 19, 1996, and which is the sixth record date requested by members of the Stockbridge Group during the past year.

--------------------------------------------------------------------------------

 3252 HOLIDAY COURT, #204, LA JOLLA, CA 92037 - 619-597-1000 - FAX: 619-597-1001

                           LETTER TO OUR SHAREHOLDERS

I am pleased to inform you that AMSERV HEALTHCARE INC. has recently signed a letter of intent to merge with Star Multi Care Services, Inc. ("Star"), a provider of home care services, pursuant to which AMSERV's shareholders will receive 1 share of Star common stock (NASDAQ:SMCS) for each 2.445 shares of AMSERV stock.

The Star merger, which we believe will significantly enhance shareholder value, is the product of a long, exhaustive examination by the Board and Batchelder & Partners, Inc., its financial advisor, of all alternatives to maximize shareholder value. After carefully examining all the alternatives, including numerous proposals submitted by outside parties, the Directors voted unanimously to accept the Star proposal to merge in a stock transaction intended to qualify as a tax-free reorganization, utilizing a "pooling of interests" for accounting purposes. The merger is subject to the signing of a definitive agreement by February 9, 1996, approval of the shareholders of both companies, and other conditions.

In addition, to enable all AMSERV shareholders to realize the long term value of their investment in the Company, on January 19, 1996, the Company announced the adoption of a Rights Plan designed to protect shareholder interest. As of the record date of January 29, 1996, all outstanding and subsequently issued shares of common stock will receive the right to purchase, according to a formula and subject to certain conditions, a certain number of shares of common stock at a 50% discount (the "Rights"). The Rights are not exercisable, however, until a person or group either acquires or announces a tender offer for 10% or more of the Company's common stock. The Rights held by the 10% holder will become null and void, and, in the event of a merger or other business combination that has not been approved by the Board of Directors, each Right will entitle its holder to purchase a certain number of shares of the acquiring company's common shares at a 50% discount.

The Rights Plan does not prevent a hostile takeover, but should encourage anyone attempting to acquire the Company to negotiate with the Board of Directors prior to such attempt.

                                   OPERATIONS

In fiscal year 1995, revenues from continuing operations increased 51% to $11,342,000. Higher revenues were due primarily to the June 1994 acquisition of North Central Personnel and the successful opening of a start-up office in Union City, New Jersey. Income from continuing operations, before income taxes and unusual charges, was $541,000, compared to a loss of $89,000 from continuing operations in fiscal year 1994. Unfortunately, the Company incurred unusual charges of $487,000 related to threatened shareholder consent solicitations by Stockbridge Investment Partners, Inc. ("Stockbridge").

The temporary nursing services business, which generated the losses the Company sustained during fiscal 1993 and 1994, was sold in fiscal year 1995. The Company's home care services business has had seven consecutive quarters of increased sales and operating income.

The Company recently reported record results from continuing operations for the second quarter and first six months of fiscal 1996, ended December 23, 1995. Revenues for the second quarter were $3,102,000 and close to $6,000,000 for six months. Increased demand for home care services and higher gross profit margins contributed to the Company's record earnings. The net income margin was 5.1% and 4.2% for the second quarter and six months, respectively, which is exceptional for our business.

As has been the case in the last seven years, the Company's financial condition is sound. At the end of the second quarter, cash, cash equivalents and short-term investments totaled $2,467,000, the current ratio is 3.6 to 1 and the balance sheet is debt-free.

                           DISSIDENT SHAREHOLDER GROUP

From January 1995 to the present time, Stockbridge, a closely-held private company, has contrived to take control of AMSERV to further its own interests by forcing a merger with its debt-ridden, wholly-owned subsidiary, York Hannover Pharmaceuticals, Inc. ("York"). York does not operate, manage or control any business. It has a minority interest in a small partnership. Stockbridge, under the claim of enhancing shareholder value, has succeeded in doing the opposite. To date, the Company has incurred more than $500,000 in costs to protect the interests of its shareholders from Stockbridge's unsolicited attempt to take control of AMSERV. Attempting to play the role of the spoiler, through York, Stockbridge recently announced its intent to conduct a shareholder consent solicitation to obtain control of AMSERV's board. These efforts to circumvent the Board-approved merger with Star, in order to force an inferior transaction with York, are detrimental to the interests of AMSERV shareholders other than Stockbridge.

                              BOARD RECOMMENDATION

Your Board strongly recommends that AMSERV shareholders reject Stockbridge's attempt to replace the Board with its nominees, who have no experience in home care services, by executing the Revocation of Consent card included with the Company's enclosed proxy material.

The merger of AMSERV and Star would result in a very profitable health care services company with annualized sales approaching $50 million and with a strong balance sheet to finance additional acquisitions. Star and its management have a superb track record of fourteen quarters of record revenues and earnings.

We were greatly saddened last year by the loss of John Wimmer, a dear friend as well as a dedicated and loyal AMSERV director for ten years. John fought a long and heroic battle against a deadly illness while maintaining a cheerful and positive attitude throughout. We will miss him.

A special word of thanks to AMSERV's outstanding employees whose hard work is responsible for the Company's success. We also thank our clients and shareholders for your continued confidence, and AMSERV's Board of Directors for their counsel and support.

Sincerely,
Eugene J. Mora
Chairman and
Chief Executive Officer

January 1996

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